            Prospectus Supplement to Prospectus dated May 14, 1999.

                                  $782,000,000

                                     [LOGO]
                              GENERAL MILLS, INC.
                          Medium-Term Notes, Series F
                            Due Nine Months or More
                               from Date of Issue

                                  ------------

                                 TERMS OF SALE

    The following terms may apply to the notes which General Mills may sell at one or more times. The final terms for each note will be included in a pricing supplement. General Mills will receive between $781,022,500 and $774,180,000 of the proceeds from the sale of the notes, after paying the agents commissions of between $977,500 and $7,820,000.

  - Due 9 months or more from issue date

  - Fixed or floating interest rate or indexed notes or zero-coupon or other original issue discount notes. The floating interest rate may be based on:

    - Commercial paper rate

    - Prime rate

    - CD rate

    - Federal funds effective rate

    - LIBOR

    - Treasury rate

    - CMT rate

    - Any other rate specified by General Mills in the pricing supplement

    - Any combination of rates specified in the pricing supplement

    - Certificated or book-entry form

    - Not subject to redemption and repurchase at option of General Mills or the holder, unless the pricing supplement states otherwise

    - Not convertible

    - Not amortized or subject to a sinking fund, unless the pricing supplement states otherwise

    - Interest paid on fixed rate notes semi-annually

    - Interest paid on floating rate notes monthly, quarterly, semi-annually or annually

    - Minimum denominations of $1,000, increasing in multiples of $1,000

    - May be foreign currency or composite currency denominated

    - Settlement in immediately available funds

    Investing in the notes involves certain risks. See "Risk Factors" beginning on page S-2 to read about certain factors you should consider before buying the notes.
                                ----------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

    General Mills may sell the notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specific number or amount of the notes. The agents will use their reasonable efforts to sell the notes offered.

GOLDMAN, SACHS & CO.

         MERRILL LYNCH & CO.

                  J.P. MORGAN & CO.

                            MORGAN STANLEY DEAN WITTER

                                     SALOMON SMITH BARNEY

                                              WARBURG DILLON READ LLC

                                ----------------

                   Prospectus Supplement dated May 18, 1999.

            ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

    This prospectus supplement sets forth certain terms of the Medium-Term Notes, Series F, that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

    Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

    It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" in the prospectus.

    In this prospectus supplement, the terms "General Mills," "we," "us" and "our" mean General Mills, Inc.

                                  RISK FACTORS

    RISKS RELATING TO INDEXED NOTES

    An investment in indexed notes presents certain significant risks not associated with other types of securities. If we issue indexed notes, we will describe certain risks associated with any such particular indexed note more fully in the applicable pricing supplement. Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase such indexed notes.

    The treatment of indexed notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Accordingly, you, or your tax adviser, should, in general, be capable of independently evaluating the federal income tax consequences applicable in your particular circumstances of purchasing an indexed note.

LOSS OF PRINCIPAL OR INTEREST

    The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more of the following, each of which is an index:

- currencies, including baskets of currencies;

- commodities, including baskets of commodities;

- securities, including baskets of securities; or

- any other index.

    The direction and magnitude of the change in the value of the relevant index will determine either or both the principal amount of an indexed note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed note, you may lose all or a portion of the principal invested in an indexed note and may receive no interest on the note.

VOLATILITY

    Certain indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, an indexed note based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed notes may be adversely affected by a fluctuation in the level of the relevant index.

    The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed note.

AVAILABILITY AND COMPOSITION OF INDICES

    Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed note which is linked to such index.

    An index may become unavailable due to such factors as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such Index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable Index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

    Certain indexed notes are linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a note is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on indexed notes relating to them.

THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS ABOUT THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN A CURRENCY, INCLUDING ANY COMPOSITE CURRENCY, OTHER THAN U.S. DOLLARS. IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS, SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU.

    FOREIGN CURRENCY RISKS

    With respect to any note denominated in other than U.S. dollars, the applicable pricing supplement will include a currency supplement on the applicable specified currency. The currency supplement will include information with respect to any applicable current foreign exchange controls. The pricing supplement, the currency supplement and the relevant historical exchange rates for the specified currency constitute a part of this prospectus supplement. Such information concerning exchange rates is furnished as a matter of information only. You should not regard such information as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

THE INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT IS APPLICABLE TO YOU ONLY IF YOU ARE A UNITED STATES RESIDENT. WE DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES, WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS OF PRINCIPAL OF AND INTEREST ON THE NOTES. IF YOU ARE NOT A UNITED STATES RESIDENT, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS WITH REGARD TO SUCH MATTERS.

EXCHANGE RATES AND EXCHANGE CONTROLS

    If you invest in notes that are denominated in other than U.S. dollars, your investment may be subject to significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on economic and political events over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of such note below its coupon rate, and in certain circumstances could result in a loss to you on a U.S. dollar basis.

    Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a note's maturity. Even if there are no actual exchange controls, it is possible that the specified currency for any particular note would not be available at such note's maturity. In that event, we will repay in U.S. dollars on the basis of the most recently available noon buying rate in New York City for cable transfers for that currency. See "Description of Notes We May Offer-Payment of Principal and Interest".

    Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on notes made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency. For notes denominated in euros, such payments will be made from an euro account. See "Description of Notes We May Offer-Payment of Principal and Interest".

    Unless otherwise specified in the applicable pricing supplement, notes denominated in other than U.S. dollars will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated.

GOVERNING LAW AND JUDGMENTS

    The notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court will render a judgment in the foreign currency of the underlying obligations and that the judgment will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment.

                       DESCRIPTION OF NOTES WE MAY OFFER

This section is a summary of the material terms that are common to the particular debt securities offered here, referred to as notes. This summary supplements, and is qualified by reference to, the description of the general terms and provisions of the debt securities in the prospectus that is attached to the back of this prospectus supplement. However, if any particular term of notes described here is inconsistent with any general terms described in the prospectus, the particular term will control.

    When we issue any particular note or notes, we will specify their particular terms in a pricing supplement to this prospectus supplement. The terms of any particular notes may be different from or in addition to the terms summarized here. The interest-related information described here or in the accompanying prospectus does not apply to zero coupon notes described below.

    In this section, we use capitalized terms to signify defined terms that have been given special meaning in the indenture or the notes or explained in the accompanying prospectus. We describe meaning for only the more important terms.

    In this section, "you", "your" and "direct holders" mean those who own notes registered in their own names and not those who own beneficial interests in notes registered in street name or in notes represented by a global note or notes issued in book-entry form through the depositary. Owners of beneficial interests in the notes should read the subsection below entitled "Book-Entry System" and the subsection entitled "Legal Ownership" in the prospectus.

                         GENERAL FEATURES OF THE NOTES

    The notes constitute a single series of debt securities under the indenture, dated as of February 1, 1996 between us and U.S. Bank Trust National Association, as trustee. We explain what the indenture is on page 4 of the prospectus. The notes are limited in their aggregate principal amount to $782,000,000, less an amount equal to the aggregate principal amount of any other public debt securities we may issue from time to time, including any other series of medium-term notes. We may increase the foregoing limit, if in the future we determine that we may want to sell additional notes. For a description of the rights attached to different series of debt securities under the indenture, see "DESCRIPTION OF DEBT SECURITIES WE MAY OFFER" in the prospectus.

STATED MATURITY AND MATURITY

    The day on which the principal amount of your note is scheduled to become due and payable is called the stated maturity of the principal, which is a date 9 months or more from the issuance date of the note. This date will be specified on the face of the note and in the pricing supplement relating to the note. The principal may become due and payable sooner, by reason of redemption, acceleration after a default or otherwise. The day on which the principal actually becomes due and payable, whether at the stated maturity or earlier, is called the maturity of the principal.

    We also use the terms stated maturity and maturity to refer to the dates when other payments become due and payable. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the stated maturity of that installment. When we refer to the stated maturity or the maturity of a note without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

CURRENCY OF NOTES

    Amounts that become due and payable on your note will be payable in a currency, including any composite currency, specified on the face of the note and in the related pricing supplement. That currency is called a specified currency. The specified currency may be U.S. dollars, or any other currency or composite currency including euro. In some cases, a note may have different specified currencies for principal and interest. You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to an agent named in the related pricing agreement, unless other arrangements have been made between us or between you and such agent. We will make payments on your notes in the applicable specified currency, except as otherwise described here under "Payment of Principal and Interest" or in the prospectus under "-- Payment and Paying Agents".

EURO

    WHAT IS EURO? Euro, in which the notes may be denominated, is the single currency which was introduced as of January 1, 1999 at the start of the third stage of European Economic and Monetary Union - EMU - pursuant to the Treaty on European Union of February 1992 (also known as the "Maastricht Treaty"). At January 1, 1999, the euro became the legal currency for the 11 member states participating in EMU. The national currencies of these 11 member states will continue to be legal tender in their respective states during a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months thereafter, but as sub-units of the euro, with the conversion rates irrevocably fixed as of December 31, 1998.

TYPES OF NOTES

    We will issue two main types of notes, which are distinguishable by the manner in which they bear interest:

- FIXED RATE NOTES. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

- FLOATING RATE NOTES. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas, such as the Commercial Paper Rate, the Prime Rate, the CD Rate, the Federal Funds Rate, LIBOR, the Treasury Rate, and the CMT Rate, and other features are described below in "Interest Rates of Notes -- Floating Rate Notes". If your note is a floating rate note, the particular formula and any adjustments that apply to the interest rate for your note will be specified or described in your pricing supplement.

    The notes may also be distinguished by the prices at which they are originally issued or by the fact that the amounts payable on them at maturity or otherwise will depend on variable factors. There are three types:

- ORIGINAL ISSUE DISCOUNT NOTES. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration. See "United States Taxation -- Original Issue Discount" below. An original issue discount note may be a zero coupon note or may bear interest at a fixed or floating rate.

- INDEXED NOTES. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a currency exchange rate, composite currency, commodity price or any other financial or non-financial index described in your pricing supplement. If you are a direct holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts to become payable will be determined by reference to that index. You should read carefully such information and the section above entitled "Risks Relating to Indexed Notes".

- AMORTIZING NOTES. If you are a holder of an amortizing note, you will receive payments of principal and interest in installments over the life of the notes. Unless otherwise specified in your pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. Further information concerning additional terms of amortizing notes will be specified in your pricing supplement, including a table setting forth repayment information for such amortizing notes.

DENOMINATION OF NOTES

    Unless we specify differently in the pricing supplement relating to your note, the denomination of your note will be $1,000 and integral multiples of $1,000 above that. If your note is denominated in a specified currency other than U.S. dollars, the denomination of the note should be in an amount of the specified currency for such note equivalent to $1,000, rounded down to an integral multiple of 1,000 units of the specified currency, using an exchange rate equal to the noon buying rate in New York City for cable transfers for such specified currency on the first business day immediately before the date on which we accept the offer to buy such note.

REDEMPTION AND REPAYMENT

    Unless otherwise specified in your pricing supplement, we will not provide any sinking fund for your note. Unless your pricing supplement specifies an initial date on which your note may be redeemed by us, a redemption commencement date, or a date on which your note may be repayable at your option, a repayment date, the notes will not be redeemable by us or repayable to you, prior to their stated maturity. If your pricing supplement specifies a redemption commencement date or repayment date with respect to such note, your pricing supplement will also specify one or more redemption or repayment prices, which will be expressed as a percentage of the principal amount of your note, and the redemption or repayment period or periods during which such redemption prices or repayment prices will apply. If your note is redeemable at our option or repayable at your option, as specified in your pricing supplement, it will be redeemable or repayable only at any time on or after such specified redemption commencement date or repayment date for a limited period, as specified in your pricing supplement, at the specified redemption price or repayment price applicable to the redemption period or repayment period for your note together with interest accrued to the redemption date or repayment date.

    If a note represented by a global note is subject to repayment at the holder's option, only the depositary or its nominee, as the holder, can exercise the repayment option. Any indirect holders who own beneficial interests in the global note and wish to exercise a repayment option must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment option on their behalf.

    Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONTACT THEIR BANKS OR BROKERS FOR INFORMATION ABOUT HOW TO EXERCISE A REPAYMENT OPTION IN A TIMELY MANNER.

    All instructions given by such indirect holders to their banks or brokers of repayment election will be irrevocable. In addition, at the time those instructions are given, each such indirect holder will cause their banks or brokers through which they own their interest to transfer any such bank's or broker's interest in the global note, on the depositary's records, to the trustee.

    In the event that the option of a direct holder to elect repayment as described above is deemed to be a tender offer within the meaning of Rule 14e-1 under the Securities

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Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect, to the extent applicable.

    We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

WHETHER THE DEFEASANCE PROVISIONS APPLY

    The full defeasance and covenant defeasance provisions of the indenture described under "-- Defeasance" in the prospectus will apply to the notes. Under current federal income tax law, such full defeasance and discharge of our payment obligations with respect to the notes would be treated as a taxable exchange of the notes for an issue of obligations of the defeasance trust or a direct interest in the cash and securities deposited in such trust. In that case, indirect holders of the notes would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their notes. Indirect holders would then be required to include in income an amount that might be different from what would be includible in the absence of full defeasance and discharge. Under current federal income tax law, unless accompanied by other changes in the terms of the notes, covenant defeasance would not be treated as a taxable exchange.

    Unless otherwise indicated in your pricing supplement, neither our restrictive covenants under the indenture nor any additional ones contained in the notes will necessarily afford holders of the notes protection in the event of a highly leveraged transaction involving us, such as a leveraged buyout.

             INFORMATION TO BE CONTAINED IN YOUR PRICING SUPPLEMENT

    The pricing supplement relating to your note will describe the following terms:

  (i) the specified currency with respect to your note and, if such specified currency is other than U.S. dollars, certain other terms relating to your note, including the authorized denominations and the exchange rate agent which will determine the relevant exchange rate;

 (ii) the price, expressed as a percentage of the aggregate principal amount of the notes to which the pricing supplement relates, at which your note will be issued;

 (iii) the date on which your note will be issued;

 (iv) the date on which your note will mature;

 (v) whether your note is a fixed rate note or a floating rate note;

 (vi) if your note is a fixed rate note, the rate per annum at which the note will bear interest, if any, and the interest payment date or dates, if different from those specified below;

 (vii) if your note is a floating rate note, the interest rate basis for each floating rate note and, if applicable, the calculation agent, the index maturity, the spread or spread multiplier, the maximum rate, the minimum rate, the initial interest rate, the interest payment dates, the regular record dates and the interest reset date -- each of these terms is as described below -- with respect to such floating rate note;

 (viii) whether your note is an original issue discount note, and if so, the yield to maturity;

 (ix) whether your note is an indexed note, and if so, the principal amount thereof payable at stated maturity, or the amount of interest payable on an interest payment date, as determined by reference to the applicable index, in addition to certain other information relating to the indexed note;

 (x) whether your note is an amortizing note, and if so, repayment information with respect to installments of principal and interest;

 (xi) whether your note may be redeemed at our option, or repaid at your option, prior to the stated maturity and, if so, the provisions relating to such redemption or repayment;

 (xii) whether your note will be initially represented by a global note in book-entry form or issued as a physical note in certificated form; and

 (xiii) any other terms of your note not inconsistent with the provisions of the indenture.

    If a note is issued as a physical note in certificated form, it may be presented for registration of transfer or exchange at the corporate trust office of the trustee in the Borough of Manhattan, in New York City.

                            INTEREST RATES OF NOTES

    Interest rates offered by us on the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction and on prevailing market conditions when the notes are issued. We may change interest rates or formula and other terms of notes from time to time, but any such change will not affect any note already issued or as to which an offer to purchase has been accepted by us.

FIXED RATE NOTES

    Each fixed rate note -- except any zero coupon note -- will bear interest from and including its date of issue or from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Interest will accrue on the principal of a fixed rate note at the fixed rate per annum stated on the face of that note and in the applicable pricing supplement until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest on such fixed rate note will be payable semiannually each March 15 and September 15, each, an interest payment date, and at maturity or upon earlier redemption or repayment. Each payment of interest due on an interest payment date will include interest accrued to but excluding such interest payment date. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity or upon earlier redemption or repayment as specified below under "Payment of Principal and Interest".

FLOATING RATE NOTES

    Each floating rate note will bear interest from and including its date of issue or from and including the most recent interest payment date to which interest on such note has been paid or provided for, to but excluding the next interest payment date or maturity date, as the case may be. Interest will accrue on the principal of a floating rate note at the rate per annum determined according to the interest rate formula stated in such note and in the applicable pricing supplement until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as specified under the subsection entitled "Payment of Principal and Interest".

    INTEREST RATE BASIS. We may issue floating rate notes that bear interest at a rate based on one or more of the following base rates:

- the Commercial Paper Rate

- the Prime Rate

- the CD Rate

- the Federal Funds Rate

- LIBOR

- the Treasury Rate

- the CMT Rate

    In some cases, the base rate for a floating rate note may be adjusted by adding or subtracting a number of basis points, called spread, or multiplying by a percentage, called spread multiplier. Your pricing supplement will specify any spread or spread multiplier applicable to your note.

    The base rate, whether or not adjusted, may also be subject to a maximum rate, a minimum rate or both. If you purchase a floating rate note, your pricing supplement will indicate your base rate and whether any of these other features applies and, if so, what they are.

    Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. The limit does not apply to floating rate notes in which $2,500,000 or more has been invested.

    INTEREST RESET DATES. The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, each an interest reset date, as specified in the applicable pricing supplement. The interest reset date will be:

- for floating rate notes which reset daily, each business day

- for floating rate notes, other than Treasury Rate notes, which reset weekly, the Wednesday of each week

- in the case of Treasury Rate notes which reset weekly, the Tuesday of each week, except as provided below

- in the case of floating rate notes which reset monthly, the third Wednesday of each month

- in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December

- in the case of floating rate notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable pricing supplement

- in the case of floating rate notes which reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement;

    However, the interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement.

    If any interest reset date for any floating rate note would otherwise be a day that is not a market day, as described below, for such floating rate note, the interest reset date for such floating rate note will be postponed to the next day that is a market day for such floating rate note. However, in the case of a LIBOR note, if such market day is in the next succeeding calendar month, such interest reset date will be the immediately preceding market day.

    As used here:

    Market day means any business day, except that for any LIBOR note, any business day must also be a London business day.

    London business day means (i) if the specified currency is other than euro, any day on which dealings in that specified currency are transacted in the London Interbank Market or (ii) if the specified currency is euro, any day that does not appear as a euro non-settlement day on the display designated as "ISDE" on the Reuters Monitor Money Rates Service, or a day so designated by the Euro Banking Association in Paris, or, if euro non-settlement days do not appear on that page, and are not so designated, is not a day on which the trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is not open for business.

    Business day means each Monday, Tuesday, Wednesday, Thursday and Friday which is (i) not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close. If the note is denominated in a specified currency other than U.S. dollars or euro, it must also not be a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency. If the specified currency is euro, business day does not include any day that is (i) a euro non-clearing day as determined by the Euro Banking Association in Paris, or (ii) a day on which the TARGET System, or any successor system, is not open for business.

    Principal financial center means the capital city of the country issuing the currency or composite currency in which any payment on the relevant notes is to be made or, solely with respect to the calculation of LIBOR, the index currency, except that for the following currencies, the principal financial center will be the city or cities listed next to each currency:

                  PRINCIPAL
CURRENCY          FINANCIAL CENTER
----------------  ----------------
U.S. dollars      New York City
Canadian dollars  Toronto
Deutsche marks    Frankfurt
Italian lire      Milan
Swiss francs      Zurich
Dutch guilders    Amsterdam

    INTEREST DETERMINATION DATES. The interest rate that takes effect on an interest reset date will be determined by reference to a particular date called an interest determination date as follows:

- for a Commercial Paper Rate note, the Commercial Paper Rate interest determination date, for a Prime Rate note, the Prime Rate interest determination date, for a CD Rate note, the CD Rate interest determination date, for a Federal Funds Rate note, the Federal Funds Rate interest determination date, and for a CMT Rate note, the CMT Rate interest determination date, the second market day preceding such interest reset date;

- for a LIBOR note, the LIBOR Interest determination date, the second London business day preceding such interest reset date.

- for a Treasury Rate note, the Treasury interest determination date, the day of the week in which such interest reset date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Treasury interest determination date for the interest reset date occurring in the next succeeding week. If an auction date falls on any interest reset date for a Treasury Rate note, then that interest reset date will instead be the first market day immediately following such auction date.

    CALCULATION DATES. As described above, the interest rate that takes effect on a particular interest reset date is to be determined by reference to the corresponding interest determination date. However, the interest rate will actually be determined no later than the calculation date. The calculation date will be the earlier of the following:

- the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day

- the business day immediately preceding the interest payment date or the maturity date, whichever is the day on which the next payment of interest will be due

    CALCULATION OF INTEREST. Unless otherwise specified in your pricing supplement, U.S. Bank Trust will initially be the calculation agent for all the floating rate notes. We may appoint a different institution to serve as calculation agent from time to time without your consent.

    For each floating rate note, the calculation agent will determine, no later than the corresponding calculation date, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period, that is, from and including the original issue date, or the last date to which interest has been paid or duly provided for, to but excluding the interest payment date or maturity date, as the case may be. For each interest period, the amount of accrued interest will be calculated by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360, in the case of Commercial Paper Rate notes, Prime Rate notes, LIBOR notes, CD Rate notes and Federal Funds Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes and CMT Rate notes.

    Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date, for that note. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

    All percentages resulting from any calculation relating to a note will be rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent. Amounts of one-half cent or more will be rounded upward.

    We describe below the methods for determining interest rates of the various floating rate notes we may offer.

    COMMERCIAL PAPER RATE NOTES. Com-mercial Paper Rate notes will bear interest at the interest rates, calculated with reference to the Commercial Paper Rate and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the Commercial Paper Rate note and in the applicable pricing supplement.

    Unless otherwise indicated in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any interest reset date, the money market yield, calculated as described below, of the per annum rate, quoted on a bank discount basis, for the relevant Commercial Paper Rate interest determination date for commercial paper having the specified index maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper-Nonfinancial".

    If the Commercial Paper Rate cannot be determined as described above, then it will be determined in accordance with the following procedures:

- If such rate is not published prior to 3:00 P.M., New York City time, on the relevant calculation date, then the Commercial Paper Rate with respect to such interest reset date will be the money market yield of such rate on such Commercial Paper Rate interest determination date for commercial paper having the specified index maturity as available through the World-Wide Web site of the Board of Governors of the Federal Reserve System at http:// www.bog.frb.fed.us/releases/H15/update, or any successor site or publication of the Board of Governors of the Federal Reserve System ("H.15 Daily Update") or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper-Nonfinancial".

 "Index maturity" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement. An index maturity of one month or three months will be deemed to be equivalent to an index maturity of 30 days or 90 days, as the case may be.

- If by 3:00 P.M., New York City time, on such calculation date such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, the Commercial Paper Rate with respect to such interest reset date will be calculated by the calculation agent and will be the money market yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Rate interest determination date, of three leading dealers of commercial paper in New York City selected by the calculation agent for commercial paper of the specified index maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency.

- If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate with respect to such interest reset date for the new interest period will be the Commercial Paper Rate in effect on such Commercial Paper Rate interest determination date for the prior interest period.

    "Money market yield" will be a yield, expressed as a percentage, calculated in accordance with the following formula:

                                  360 X D
  Money market yield = 100 X  --------------
                               360 - (D X M)

In the above formula, "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period from the interest reset date to but excluding the next interest reset date, or the maturity, redemption or repayment date, as appropriate.

    PRIME RATE NOTES. Prime Rate notes will bear interest at the interest rates, calculated with reference to the Prime Rate and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the Prime Rate note and in the applicable pricing supplement.

    Unless otherwise indicated in the applicable pricing supplement, Prime Rate means, with respect to any interest reset date, the rate set forth for the relevant Prime Rate interest determination date in H.15(519) under the heading "Bank Prime Loan".

    If the Prime Rate cannot be determined as described above, it will be determined in accordance with the following procedures:

- If such rate is not published in H.15(519) prior to 3:00 P.M. New York City time, on the relevant calculation date, then the Prime Rate will be the rate, for such Prime Rate interest determination date, as published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

- If such rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source prior to 3:00 P.M., New York City time, on the relevant calculation date, then the Prime Rate with respect to such interest reset date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the "Reuters Screen USPRIME1 Page" as such bank's prime rate or base lending rate as in effect for such Prime Rate interest determination date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate interest determination date. The "Reuters Screen USPRIME1 Page" is the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

- If fewer than four such rates appear on the Reuters Screen USPrime1Page, the Prime Rate with respect to such interest reset date will be the arithmetic mean of the prime rates or base lending rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on such Prime Rate interest determination date by three major banks in New York City selected by the calculation agent.

- If fewer than three banks selected as by the calculation agent are quoting as mentioned above, the Prime Rate with respect to such interest date for the new interest period will be the Prime Rate in effect on such Prime Rate interest determination date for the prior interest period.

    CD RATE NOTES. CD Rate notes will bear interest at the interest rates, calculated with reference to the CD Rate and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the CD Rate note and in the applicable pricing supplement.

    Unless otherwise indicated in the applicable pricing supplement, CD Rate means, with respect to any interest reset date, the rate for the relevant CD interest determination date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)".

    If the CD Rate cannot be determined as described above, it will be determined in accordance with the following procedures:

- In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant calculation date, then the CD Rate with respect to such interest reset date will be the rate on such CD Rate interest determination date for negotiable certificates of deposit having the specified index maturity as published in H.15 Daily Update, or another recognized electronic source used for displaying that rate, under the heading "CDs (secondary market)".

- If by 3:00 P.M., New York City time, on such calculation date such rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source, the CD Rate with respect to such interest reset date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate interest determination date, of three leading non-bank dealers of negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified index maturity in a denomination of U.S. $5,000,000.

- If fewer than three dealers selected as mentioned above by the calculation agent are quoting as mentioned in the preceding sub-paragraph, the CD Rate with respect to such interest reset date for the new interest period will be the CD Rate in effect on such CD Rate interest determination date for the prior interest period.

    FEDERAL FUNDS RATE NOTES. Federal Funds Rate notes will bear interest at the interest rates, calculated with reference to the Federal Funds Rate and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the Federal Funds Rate note and in the applicable pricing supplement.

    Unless otherwise indicated in the applicable pricing supplement, Federal Funds Rate means, with respect to any interest reset date, the rate on the relevant Federal Funds interest determination date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page 120.

    If the Federal Funds Rate cannot be determined as described above, then it will be determined in accordance with the following procedures:

- In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant calculation date, then the Federal Funds Rate with respect to such interest reset date will be the rate on such Federal Funds Rate interest determination date as published in H.15 Daily Update, or another recognized electronic source used for displaying that rate, under the heading "Federal funds (effective)".

- If by 3:00 P.M., New York City time, on such calculation date such rate is not displayed on Telerate page 120 and is not published in H.15(519), H.15 Daily Update or another recognized electronic source, the Federal Funds Rate with respect to such interest reset date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged, before 9:00 A.M., New York City time, on such Federal Funds Rate interest determination date, by three leading brokers of Federal Funds transactions in New York City selected by the calculation agent.

- If fewer than three brokers selected as mentioned above by the calculation agent are quoting as mentioned in the preceding sub-paragraph, the Federal Funds Rate with respect to such interest reset date will be the Federal Funds Rate in effect on such Federal Funds Rate interest determination date.

    LIBOR NOTES. LIBOR notes will bear interest at the interest rates, calculated with reference to the London interbank offered rate ("LIBOR") and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the LIBOR note and in the applicable pricing supplement.

    Unless otherwise indicated in the applicable pricing supplement, LIBOR, with respect to any interest reset date, will be determined by the calculation agent in accordance with the following provisions:

    (i)  With respect to a LIBOR interest determination date, LIBOR will be:

- If "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, or the offered rate if the Designated LIBOR Page, as defined below, by its terms provides only for a single rate, for deposits in the index currency, as defined below, having the index maturity specified in such pricing supplement, commencing on the applicable interest reset date, that appear or appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR interest determination date, or

- If LIBOR Telerate is specified in the applicable pricing supplement or if neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement as the method of calculating LIBOR, the rate for deposits in the index currency having the index maturity specified in such pricing supplement, commencing on such interest reset date, that appears on the Designated LIBOR Page of 11:00 A.M., London time, on such LIBOR interest determination date.

    (ii) If fewer than two such offered rates referenced in (i) above appear, or if no such rate appears, as applicable, LIBOR on such LIBOR interest determination date will be determined as follows:

- The calculation agent will request the principal London offices of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity designated in the applicable pricing supplement, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR interest determination date and in a principal amount that is representative for a single transaction in such index currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR interest determination date will be the arithmetic mean of such quotations.

- If fewer than two quotations are provided, LIBOR determined on such LIBOR interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., or such other time specified in the applicable pricing supplement, in the applicable principal financial center, as described below, on such LIBOR interest determination date by three major banks in such principal financial center selected by the calculation agent for loans in the index currency to leading European banks, having the index maturity designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in such index currency in such market at that time.

- If the banks so selected by the calculation agent are not quoting as mentioned in the preceding sub-paragraph, LIBOR determined on such LIBOR interest determination date for the new interest period will be LIBOR in effect on such LIBOR interest determination date for the prior interest period.

As used here:

    Designated LIBOR Page means (a) if LIBOR Reuters is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated "LIBO" or any replacement page or pages on which London interbank rates of major banks for the applicable index currency are displayed, or (b) if LIBOR Telerate is specified in the applicable pricing supplement or neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Telerate page 3750, or any replacement page or pages on which London interbank rates of major banks for the applicable index currency are displayed.

    Index currency means the currency, including composite currencies, specified in the applicable pricing supplement as the currency for which LIBOR will be calculated. If no such currency is specified in the applicable pricing supplement, the index currency will be United States dollars.

    TREASURY RATE NOTES. Treasury Rate notes will bear interest at the interest rates, calculated with reference to the Treasury Rate and the spread or spread multiplier, if any, and will be payable on the dates specified on the face of the Treasury Rate note and in the applicable pricing supplement.

    Unless otherwise indicated in the applicable pricing supplement, Treasury Rate means, with respect to any interest reset date, the rate for the auction on the relevant Treasury Rate interest determination date of direct obligations of the United States, called Treasury bills, having the specified index maturity, as that rate appears on either Telerate page 56 or page 57; or such other page or pages as may replace page 56 or page 57 on that service or such other successor service, under the heading "Investment Rate".

    If the Treasury Rate cannot be determined as described above, then it will be determined in accordance with the following procedures:

- If such rate is not so published on either page by 3:00 P.M., New York City time, on the relevant calculation date, the Treasury Rate will be the bond equivalent yield (on the basis of one year of 365 or 366 days, as applicable, and applied on a daily basis) of the rate, for the relevant Treasury Rate interest determination date, for the type of treasury bill described above, as published in H.15 Daily Update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

- If the rate described in the prior paragraph is not so published in H.15 Daily Update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant calculation date, the Treasury Rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

- In the event that the results of such auction of Treasury bills having the specified index maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such calculation date, or if no such auction is held during such week, then the Treasury Rate will be the bond equivalent yield of the rate set forth in H.15(519) for the relevant Treasury Rate interest determination date for the specified index maturity under the heading "U.S. Government Securities/ Treasury Bills/Secondary Market".

- In the event such rate is not so published in H.15(519) by 3:00 P.M., New York City time, on the relevant calculation date, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/ Secondary Market".

- In the event such rate is not so published by 3:00 P.M., New York City time, on the relevant calculation date, the Treasury Rate with respect to such interest reset date will be calculated by the calculation agent and will be a yield to maturity -- expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis -- of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury interest determination date, of three primary United States government securities dealers in New York City selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the specified index maturity.

- If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate with respect to such interest reset date for the new interest period will be the Treasury Rate in effect on such Treasury interest determination date for the prior interest period.

    CMT RATE NOTES. CMT Rate notes will bear interest at the interest rates, calculated with reference to the CMT Rate and the spread and/or spread multiplier, if any, and will be payable on the dates specified on the face of the CMT Rate note and in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, CMT Rate means, with respect to any CMT interest reset date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption "...Treasury Constant Maturities...Federal Reserve Board Release, H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7051, the rate on the related CMT interest determination date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month (as applicable) in which the related CMT interest determination date occurs.

    If the CMT Rate cannot be determined as described above, then it will be determined in accordance with the following procedures:

- If such rate is no longer displayed on the relevant page, or is not displayed prior to 3:00 P.M., New York City time, on the relevant calculation date, then the CMT Rate with respect to such CMT interest determination date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

- If such rate is no longer published, or, is not published by 3:00 P.M., New York City time, on such calculation date, then the CMT Rate for such CMT interest determination date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT interest determination date with respect to such interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

- If such information is not provided by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate for the CMT interest determination date will be calculated by the calculation agent and will be the yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time on the CMT interest determination date reported, according to their written records, by three leading primary United States government securities dealers - each, a reference dealer - in New York City selected by the calculation agent (from five such reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation, or, in the event of equality, one of the lowest), for the most recently issued direct non-callable fixed rate obligations of the United States ("Treasury notes") with an original maturity of the Designated CMT Maturity Index and a remaining term to maturity not less than such Designated CMT Maturity Index minus one year (and in an amount that in the calculation agent's judgment is representative of a single transaction in the relevant market at the relevant time).

- If the calculation agent cannot obtain three such Treasury notes quotations, the CMT Rate for such CMT interest determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT interest determination date of three reference dealers in New York City, for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index (and in an amount that in the calculation agent's judgment is representative of a single transaction in the relevant market at the relevant time).

- The three reference dealers referred to in the preceding sub-paragraph will be selected from five such reference dealers in New York City selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest),

- If three or four (and not five) of such reference dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

- If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT Rate will be the CMT Rate in effect on such CMT interest determination date.

- If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

As used above:

    Designated CMT Telerate Page means the display on the Dow Jones Telerate Service on the page designated in the applicable pricing supplement, or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

    Designated CMT Maturity Index means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

                       PAYMENT OF PRINCIPAL AND INTEREST

    IN ADDITION TO THE DESCRIPTIONS IN THIS SUBSECTION, YOU SHOULD READ CAREFULLY THE SUBSECTION ENTITLED "PAYMENT AND PAYING AGENTS" IN THE PROSPECTUS FOR CERTAIN GENERAL PROCEDURES THAT WE FOLLOW IN MAKING PAYMENTS TO YOU.

    Interest and, in the case of amortizing notes, principal will be payable to the registered holder at the close of business on the regular record date next preceding each interest payment date. However, interest payable at maturity, redemption or repayment will be payable to the registered holder to whom principal is payable. In the case of a global note, the registered holder will be the depositary or its nominee. The first payment of interest and, in the case of amortizing notes, principal, on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next succeeding regular record date.

    Unless otherwise indicated in the applicable pricing supplement, the regular record date means:

- with respect to any floating rate note, the date 15 calendar days prior to each interest payment date, whether or not such date is a market day

- with respect to any fixed rate note, the date 14 calendar days prior to each interest payment date, whether or not such date is a market day

PAYMENT DATES

    INTEREST PAYMENT DATES. Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows:

- in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the applicable pricing supplement;

- in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

- in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

- in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement (each an "interest payment date"); and

- in each case, at maturity, redemption or repayment.

    Payments of interest on any fixed rate note or floating rate note with respect to any interest payment date will include interest accrued to but excluding such interest payment date or date of maturity, redemption or repayment, as the case may be.

    ADJUSTMENTS TO PAYMENT DATES. Following are some special cases where, without the following adjustments, a payment date would fall on a day that is not a market day or business day:

- If an interest payment date, other than at maturity, redemption or repayment, with respect to any floating rate note would otherwise fall on a day that is not a market day for such note, such interest payment date will be the next succeeding market day for such note and interest will accrue to such market date, or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding market day.

- If the maturity date, or date of redemption or repayment, of any floating rate note falls on a day that is not a market day, the required payment of principal, premium, if any, and interest will be made on the next succeeding market day.

- If any interest payment date or the maturity date, or the date of redemption or repayment, of a fixed rate note falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or the maturity date, or date of redemption or repayment, as the case may be, to the date of such payment on the next succeeding business day.

    REGULAR RECORD DATES FOR INTEREST

Unless we specify otherwise in the applicable pricing supplement, the regular record date relating to an interest payment date for any fixed rate note will be the March 1 or September 1 next preceding that interest payment date, and for any floating rate note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

HOW WE WILL MAKE PAYMENTS ON GLOBAL NOTES

    We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Currently, the depositary is The Depository Trust Company, New York, New York (DTC). Under the depositary's policies, we will pay directly to the depositary or its nominee, and not to any indirect holders who own beneficial interests in the global note. We will do this by making the funds available to the trustee on any interest payment date or at maturity or upon a redemption or repayment date. As soon as possible after that, the trustee will make such payments to the depositary, and the depositary will allocate and make such payments to the holders of the notes in accordance with its existing procedures. An indirect holder's right to receive those payments will be governed by the rules and practices of the depositary and the banks or brokers through which the indirect holder holds a beneficial interest in the note. Neither we nor the trustee have any responsibility or liability for such payments by the depositary or the banks or brokers.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

    We understand that, under DTC's current practice, DTC elects to have all payments on a global note for which it is the depositary made in U.S. dollars, regardless of the specified currency for the payment, unless notified by a bank or broker participating in its book-entry system, through which an indirect holder's beneficial interest in the global note may be held, that it elects to receive payment in the specified currency.

    Unless otherwise specified in the applicable pricing supplement, an indirect holder of a book-entry note denominated in U.S. dollars may elect to receive all or part of the payments on such note in a currency other than U.S. dollars, provided that the following steps have been properly followed and completed by all parties involved:

- Such holder must notify the bank or broker, through which its interest is held, of its election. If the election is with respect to any interest payment, the notification must be made prior to the applicable record date. If the election is with respect to any payment of principal or premium, the notification must be made on or prior to the 16th day before the maturity, redemption or repayment date, as the case may be.

- The bank or broker must then notify the depositary of the indirect holder's election on or prior to the third business day after such record date or after such 16th day.

- The depositary must then notify the trustee of such election on or prior to the fifth business day after such record day or such 16th day.

    In addition, in the case of imposition of exchange controls or any other circumstances beyond our control, we may pay in U.S. dollars the payments due in other currencies. See the subsection entitled " Foreign Currency Risks-Exchange Rates and Exchange Controls" on page S-4.

INDIRECT HOLDERS WHO OWN BENEFICIAL INTERESTS IN A GLOBAL NOTE DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO REQUEST PAYMENT IN THE SPECIFIED CURRENCY.

HOW WE WILL MAKE PAYMENTS ON CERTIFICATED NOTES

    PAYMENTS DUE IN U.S. DOLLARS. If you hold a certificated note, and the interest, principal or any premium due on the note at maturity or upon redemption or repayment is due in U.S. dollars, we will make such payment to you in immediately available funds when you surrender such note at the corporate trust office of the trustee in Chicago or its agency in the Borough of Manhattan in New York City. You must present the note to the paying agent in time for the paying agent to make any such payments in accordance with its normal procedures.

    If an interest payment due in U.S. dollars on a certificated note is due other than at maturity or upon earlier redemption or repayment, we will make the payment by check mailed to the address of the person entitled to such payment as it appears in the security register. Alternatively, we may wire transfer such payment to an account as may have been appropriately designated by such person.

    PAYMENTS DUE IN OTHER CURRENCIES. Unless otherwise specified in the applicable pricing supplement, payments of interest and principal, and premium, if any, with respect to any certificated note to be made in a specified currency other than U.S. dollars will be made by wire transfer in immediately available funds to any account requested by the holder, provided that the account is with a bank located in the country issuing the specified currency, or with respect to notes denominated in euros, in a euro account, or other jurisdiction acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five days prior to the payment date. In the case of any interest payment due on an interest payment date, the person giving such instruction must be the holder on the related regular record date. In the case of payment of principal, and premium, if any, and any interest due at maturity, you must surrender the certificated note to the paying agent in time for the paying agent to make such payments in accordance with its normal procedures.

    Your designation of the account must be made by filing the appropriate information with the trustee at its corporate trust office in Chicago or its agency in New York City. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

    If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

    We will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but holders of the notes must bear any tax, assessment or governmental charge imposed upon such payments.

PAYMENTS DUE IN OTHER CURRENCIES MAY BE MADE IN U.S. DOLLARS

    Unless otherwise specified in the applicable pricing supplement, any payment due on a note will be made in the specified currency. However, there are a few exceptions where we will make a payment in U.S. dollars even though it is due in another currency. The following section describes these special situations and how to make the relevant currency conversion.

    REQUEST BY HOLDER. Although a payment on a note in certificated form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at the trustee's corporate trust office in Chicago or its agency in New York City. In the case of any interest payment due on an interest payment date, the request must be made by the person who is the holder on the relevant regular record date and must be made no later than such regular record date. In the case of any other payment, the request must be made by the person who is the holder on the due date of such payment and must be made at least 15 days prior to such payment date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

STREET NAME AND OTHER INDIRECT HOLDERS OF A BENEFICIAL INTEREST IN A NOTE WITH A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS SHOULD CONTACT THEIR BANKS OR BROKERS FOR INFORMATION ABOUT HOW TO RECEIVE PAYMENTS IN THE SPECIFIED CURRENCY OR IN U.S. DOLLARS.

    CONVERSION TO U.S. DOLLARS. When a holder requests us, in the manner described above, to make payments in U.S. dollars of an amount due in another currency, either on a global note or a certificated note as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent, as defined below, will request currency bid quotations from three recognized foreign exchange dealers in New York City on the second business day before the payment date, one of which may be the exchange rate agent, for purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date. The currency bid quotations will be requested on an aggregate basis, for all holders requesting U.S. dollar payments of amounts payable on the same date in the same specified currency. Each quoting dealer must commit to executing a contract. The U.S. dollar amount the holder receives will be based on the highest currency bid quotation received by the exchange rate agent as of 11:00 a.m., New York City time on such date of quotation. If the exchange rate agent determines that three currency bid quotations are not available on the second business day, the payment will be made in the specified currency. A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

    Unless otherwise specified in the applicable pricing supplement, U.S. Bank Trust will be the exchange rate agent for the notes.

    CURRENCY EXCHANGE CONTROLS. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligation by making the payment in U.S. dollars on the basis of the most recently available exchange rate, as defined in the subsection entitled "General Features of Notes -- Denomination of Notes". The foregoing will apply to any note, whether in global or certificated form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not constitute an event of default under the indenture.

    All determinations referred to above made by the exchange rate agent will be at its sole discretion, unless expressly provided herein or in the applicable pricing supplement that any determination is subject to approval by us. In the absence of manifest error, such determination will be conclusive for all purposes and binding on holders of the notes and us, and the exchange rate agent will have no liability for those determinations.

                               BOOK-ENTRY SYSTEM

    Unless we specify differently in the pricing supplement relating to your note, your note will be issued in book-entry form and represented by a global note or notes. You should read the section "Legal Ownership" in the prospectus for general information about this type of arrangement and your rights under such arrangement.

    Upon issuance, all book-entry notes of the same series bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption or repayment provisions, if any, specified currency, stated maturity and other terms will be represented by a single global note. Each global note representing book-entry notes will be deposited with, or on behalf of, the depositary, and will be registered in the name of the depositary or its nominee.

    Upon the issuance of a global note, the depositary for such global note or its nominee will credit the accounts of persons held with it with the respective principal or face amount of the book-entry notes represented by such global note. Such accounts will be designated initially by the agents through which the notes were sold, or by us if such notes are offered and sold directly by us. Ownership of beneficial interests in a global note will be limited to those financial institutions that have accounts with the depositary or persons that may hold interests through them. Ownership of beneficial interests by participants in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or records maintained by those participants.

    Payment of principal of and any premium and interest on book-entry notes represented by any such global note will be made to the depositary or its nominee, as the sole registered owner and the sole direct holder of the notes. Neither we, the trustee nor any of our agents will have any responsibility or liability for any aspect of the depositary's records relating to or payments made on account of beneficial ownership interests in such global notes or for maintaining, supervising or reviewing any of the depositary's records relating to such beneficial ownership interests.

    The depositary has advised us that upon receipt of any payment on any global note, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of the participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note as shown on the records of the depositary. Payments by these participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in street name, and will be the sole responsibility of these participants.

    No global note may be transferred except as a whole by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of such successor.

    Any global note that is exchangeable as described in the prospectus under the subsection entitled "Global Securities -- Special Situations When Global Security Will be Terminated" or any applicable pricing supplement will be exchangeable for certificated notes issuable in denominations of $1,000 and integral multiples of $1,000 above that, and registered in such names as the depositary holding such global note directs. Such certificated notes will be registered in the names of the owners of the beneficial interests as identified by the depositary's relevant participants. Subject to the foregoing, the global note is not exchangeable, except for a global note of like denomination to be registered in the name of the depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

    The indenture provides that the depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such a global note desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and they would authorize beneficial owner owning through them to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

ABOUT DTC

    DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. The depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers, including the Agents, banks, trust companies, clearing corporations, and certain other organizations some of whom, and/or their representatives, own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                             UNITED STATES TAXATION

    This summary describes the principal United States federal income tax consequences of owning notes. It applies to you only if you acquire notes in the offering and you hold your notes as capital assets for tax purposes. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies,

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

- a bank,

- a life insurance company,

- a tax-exempt organization,

- a person that holds notes that are a hedge or that are hedged against interest rate or currency risks,

- a person that holds notes as part of a straddle or conversion transaction for tax purposes, or

- a person whose functional currency for tax purposes is not the U.S. dollar.

    This summary deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This summary is based on the Internal Revenue Code of 1986, as amended, (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

    PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF OWNING THESE NOTES IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

                             UNITED STATES HOLDERS

    This section describes the tax consequences to a "United States Holder". A United States Holder is a beneficial owner of a note that is:

- a citizen or resident of the United States,

- a domestic corporation,

- an estate whose income is subject to United States federal income tax regardless of its source, or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States Holder, this section does not apply to you. (See "United States Alien Holders" below.)

PAYMENTS OF INTEREST

    Except as described below in the case of interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue Discount -- General"), you will be taxed on any interest on your note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency") as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

    CASH BASIS TAXPAYERS. If you are a taxpayer that uses the "cash receipts and disbursements" method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

    ACCRUAL BASIS TAXPAYERS. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

    If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service (the "Service").

    When you actually receive an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note) denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference (if any) between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

    GENERAL. If you own a note, other than a note with a term of one year or less (a "Short-Term Note"), it will be treated as issued at an original issue discount (a "Discount Note") if the amount by which the note's "stated redemption price at maturity" exceeds its "issue price" is more than a "de minimis amount". (All three terms are defined below.) Generally, a note's "issue price" will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's "stated redemption price at maturity" is the total of all payments provided by the note that are not payments of "qualified stated interest". Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note. There are special rules for "Variable Rate Notes" that are discussed under "Original Issue Discount -- Variable Rate Notes".

    In general, your note is not a Discount Note if the amount by which its "stated redemption price at maturity" exceeds its "issue price" is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"). Your note will have "de minimis original issue discount" if the amount of the excess is less than the de minimis amount. If your note has "de minimis original issue discount", you must include it in income as stated principal payments are made on the note, unless you make the election described below under "Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

- the amount of the principal payment made divided by

- the total stated principal amount of the note.

    Generally, if your Discount Note matures more than one year from its date of issue, you must include original issue discount ("OID") in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your Discount Note for each day during the taxable year or portion of the taxable year that you hold your Discount Note ("accrued OID"). You can determine the daily portion by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your note and you may vary the length of each accrual period over the term of your note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the note must occur on either the first or final day of an accrual period.

    You can determine the amount of OID allocable to an accrual period by:

- multiplying your Discount Note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity, and then

- subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you can determine your Discount Note's adjusted issue price at the beginning of any accrual period by:

- adding your note's "issue price" and any accrued OID for each prior accrual period, and then

- subtracting any payments previously made on your note that were not qualified stated interest payments.

    If an interval between payments of qualified stated interest on your note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

    The amount of OID allocable to the final accrual period is equal to the difference between:

- the amount payable at the maturity of your note (other than any payment of qualified stated interest) and

- your note's adjusted issue price as of the beginning of the final accrual period.

    ACQUISITION PREMIUM. If you purchase your note for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price (as determined above under "Original Issue Discount -- General"), the excess is "acquisition premium". If you do not make the election described below under "Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

- the excess of your adjusted basis in the note immediately after purchase over

- the adjusted issue price of the note divided by:

- the excess of the sum of all amounts payable (other than qualified stated interest) on the note after the purchase date over

- the note's adjusted issue price.

    MARKET DISCOUNT. You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a "Market Discount Note" if:

- you purchase your note for less than its "issue price" (as determined above under "Original Issue Discount -- General") and

- the note's stated redemption price at maturity or, in the case of a Discount Note, the note's "revised issue price", exceeds the price you paid for your note by at least 1/4 of 1 percent of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity.

To determine the "revised issue price" of your note for these purposes, you generally add any OID that has accrued on your note to its "issue price".

    If your note's stated redemption price at maturity or, in the case of a Discount Note, its "revised issue price", does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes "de minimis market discount", and the rules discussed below are not applicable to you.

    If you recognize gain on the maturity or disposition of your Market Discount Note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Service. You will accrue market discount on your Market Discount Note on a straight-line basis unless you elect to accrue market discount using a constant-yield method.

    If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it. If you own a Market Discount Note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

    The Administration's 1999 budget proposal, however, includes a provision which, if passed, would required accrual basis taxpayers to include market discount in income as it accrues. Under this proposal, if you are an accrual basis taxpayer, your yield for purposes of determining and accruing market discount would be limited to the greater of:

- the original yield to maturity of your note plus 5 percent; or

- the applicable Federal rate at the time you acquired your note plus 5 percent.

There can be no certainty, however, as to whether this provision of the Administration's budget proposal will be enacted or what its effective date would be.

    PRE-ISSUANCE ACCRUED INTEREST. An election can be made to decrease the "issue price" of your note by the amount of pre-issuance accrued interest if:

- a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest,

- the first stated interest payment on your note is to be made within one year of your note's issue date, and

- the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

    NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

- the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

- one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

    Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or General Mills have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then in the case of an option or options of General Mills, General Mills will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note and, in the case of an option or options that you hold, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note. If both you and General Mills hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

    If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of your note is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

    ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

    If you make this election for your note, then, when you apply the constant-yield method:

- the "issue price" of your note will equal your cost,

- the issue date of your note will be the date you acquired it, and

- no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you hold as of the beginning of the taxable year in which you acquire the note for which you made this election or that you acquire thereafter. Additionally, if you make this election for a Market Discount Note, you will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments that you currently hold or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or Market Discount Notes without the consent of the Service.

    VARIABLE RATE NOTES.  Your note will be a "Variable Rate Note" if:

- your note's "issue price" does not exceed the total noncontingent principal payments by more than the lesser of:

    - .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date or

    - 15 percent of the total noncontingent principal payments; and

- your note provides for stated interest (compounded or paid at least annually) only at:

    - one or more "qualified floating rates",

    - a single fixed rate and one or more qualified floating rates,

    - a single "objective rate", or

    - a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

Your note will have a variable rate that is a "qualified floating rate" if:

- variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated or

- the rate is equal to such a rate multiplied by either:

    - a fixed multiple that is greater than 0.65 but not more than 1.35 or

    - a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate and

- the value of the rate on any date during the term of your note is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

    If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

    Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

    Your note will have a variable rate that is a single "objective rate" if:

- the rate is not a qualified floating rate,

- the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

- the value of the rate on any date during the term of your note is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

    Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

    An objective rate as described above is a "qualified inverse floating rate" if:

- the rate is equal to a fixed rate minus a qualified floating rate and

- the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

    Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

- the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points or

- the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

    Commercial Paper Rate notes, Prime Rate notes, LIBOR notes, Treasury Rate notes, CD Rate notes, CMT Rate notes and Federal Funds Rate notes generally will be treated as Variable Rate Notes under these rules.

    In general, if your Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

    If your Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), you generally must determine the interest and OID accruals on your note by:

- determining a fixed rate substitute for each variable rate provided under your Variable Rate Note,

- constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above),

- determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

- adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the Variable Rate Note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

    If your Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate (other than at single fixed rate for an initial period), you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your Variable Rate Note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate (or a qualified inverse floating rate) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) that replaces the fixed rate must be such that the fair market value of your Variable Rate Note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

    SHORT-TERM NOTES. In general, if you are an individual or other cash basis United States Holder of a short-term note, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless you elect to do so. (However, you may be required to include any stated interest in income as you receive it.) If you are an accrual basis taxpayer, a taxpayer in a special class (including, but not limited to, a bank, regulated investment company, dealer in securities, common trust fund, a person who holds notes as part of certain identified hedging transactions, or a certain type of pass-through entity) or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method (based on daily compounding). If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless you make an election to accrue the OID under the constant-yield method) through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

    When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

    FOREIGN CURRENCY DISCOUNT NOTES. You must determine OID for any accrual period on your Discount Note if it is denominated in, or determined by reference to, a foreign currency in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

NOTES PURCHASED AT A PREMIUM

    If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as "amortizable bond premium". If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable (based on your note's yield to maturity) to that year. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it shall apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

PURCHASE, SALE AND RETIREMENT OF THE NOTES

    Your tax basis in your note will generally be the U.S. dollar cost (as defined below) of your note, adjusted by:

- adding any OID or market discount, de minimis original issue discount and de minimis market discount that you have already included in income with respect to your note, and then

- subtracting any payments that have already been made on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce the interest on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer (or an accrual basis taxpayer if you so elect), and your note is traded on an established securities market (as defined in the applicable Treasury Regulations), the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

    You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

- the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury Regulation,

- the date of disposition, if you are an accrual basis taxpayer, or

- the settlement date for the sale, if you are a cash basis taxpayer (or an accrual basis United States Holder that so elects) and the notes are traded on an established securities market, as defined in the applicable Treasury Regulation.

    You will recognize capital gain or loss when you sell or retire your note, except to the extent described above under "Original Issue Discount -- Short-Term Notes" or "Original Issue Discount -- Market Discount", attributable to accrued but unpaid interest or subject to the rules governing contingent payment obligations. Capital gain of a noncorporate United States Holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.

    You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

    If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency (including if you use it to purchase Notes or exchange it for U.S. dollars), any gain or loss recognized generally will be ordinary income or loss.

INDEXED NOTES AND RENEWABLE, EXTENDIBLE AND AMORTIZING NOTES

    The applicable pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing Variable Rate Notes and with respect to any Renewable and Extendible Notes and with respect to any notes providing for the periodic payment of principal over the life of the Note.

                          UNITED STATES ALIEN HOLDERS

    This section describes the tax consequences to a "United States Alien Holder". You are a United States Alien Holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

- a nonresident alien individual,

- a foreign corporation,

- a foreign partnership, or

- an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States Holder, this section does not apply to you.

    This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States Alien Holder of a note:

- General Mills and its paying agents will not deduct United States withholding tax from payments of principal, premium (if any) and interest (including OID) to you if, in the case of interest

    - you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of General Mills entitled to vote,

    - you are not a controlled foreign corporation that is related to General Mills through stock ownership, and

    - you certify to General Mills or its agent, under penalties of perjury, that you are not a United States Holder and provide your name and address, or

    - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note certifies to General Mills or its agent under penalties of perjury that a similar statement has been received from you by it or by a financial institution between it and you and furnishes the payor with a copy thereof, and

- General Mills will not deduct any United States federal withholding tax if you realize any gain on the sale or exchange of your note.

Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

- the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of General Mills entitled to vote at the time of death and

- the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

    If you receive a payment after December 31, 1999, recently finalized Treasury regulations will apply. Under these regulations, after December 31, 1999, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 1999, you (rather than the foreign partnership) must provide the certification described above, and the partnership must provide certain information, including a United States taxpayer identification number. The Service will apply a look-through rule in the case of tiered partnerships.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

UNITED STATES HOLDERS

    In general, if you are a non-corporate United States Holder, General Mills is required to report to the Service all payments of principal, any premium and interest on your note, the proceeds of the sale of your note before maturity within the United States, and the accrual of OID on a Discount Note. Additionally, backup withholding at a rate of 31% will apply to any payments (including payments of OID) if you fail to provide an accurate taxpayer identification number, or you are notified by the Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

    You are generally exempt from backup withholding and information reporting (on Internal Revenue Service Form 1099) with respect to any payments of principal, premium or interest (including OID) made by General Mills or a paying agent provided that you provide the certification described under "United States Alien Holders", and provided further that the payor does not have actual knowledge that you are a United States person. See the discussion above with respect to the rules under the Final Withholding Regulations.

    In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States Alien Holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status (under penalties of perjury) or otherwise establish an exemption. Payments of the proceeds from the sale by a United States Alien Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

- a United States person,

- a controlled foreign corporation for United States tax purposes,

- a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

- with respect to payments made after December 31, 2000, a foreign partnership, if at any time during it tax year

    - one or more of its partners are "U.S. persons" (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

    - such foreign partnership is engaged in a United States trade or business.

    If you receive payments of the proceeds from the sale of a note to or through the United States office of a broker, the payment is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    General Mills and Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., and Warburg Dillon Read LLC (the "agents") have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agents have agreed to use their reasonable efforts to solicit purchases of the notes. General Mills has the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. General Mills will pay the agents a commission on notes sold through the agents. The commission will range from 0.125% to 1.0% of the principal amount of the notes depending on the maturity of the notes.

    General Mills may also sell notes to the agents who will purchase the notes as principals for their own accounts. Any such sale will be made at a discount equal to the discount set forth on the cover page hereof if no other discount is agreed. Any notes the agents purchase as principal may be resold at the market price or at other prices determined by the agents at the time of resale. General Mills may also sell notes directly to investors. No commission will be paid on any notes General Mills sells directly.

    The agents may resell any notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the agents received from us. The agents will purchase the notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated the discount will equal the applicable commission on an agency sale of notes of the same maturity. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

    In connection with the offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The agents also may impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

    These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). General Mills has agreed to indemnify the several agents against certain liabilities, including liabilities under the Act.

    The agents may sell to dealers who may resell to investors and the agents may pay all or part of the discount or commission they receive from us to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

    The notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the notes.

    General Mills estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $396,500.

    Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York City.

    Merrill Lynch & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Warburg Dillon Read LLC and their affiliates have engaged in transactions with and/or performed various services, including investment banking services, for General Mills. The agents may in the future engage in transactions with and/or perform various services for General Mills, in the ordinary course of their businesses.

                               VALIDITY OF NOTES

Certain legal matters relating to the validity of the notes will be passed upon for General Mills by Siri S. Marshall, Senior Vice President and General Counsel of General Mills, and for the agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. The opinions of Ms. Marshall and Sullivan & Cromwell will be based upon, and subject to, certain assumptions as to future actions required to be taken in connection with the issuance and sale of notes and as to other events which may affect the validity of notes but which cannot be ascertained on the date of such opinions.

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    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                        Page
                                      ---------
About this Prospectus Supplement and
  Pricing Supplements...............        S-2
Risk Factors........................        S-2
Description of Notes We May Offer...        S-5
United States Taxation..............       S-25
Supplemental Plan of Distribution...       S-36
Validity of Notes...................       S-37

                                   Prospectus

About this Prospectus...............          2
General Mills.......................          3
Ratio of Earnings to Fixed
  Charges...........................          3
Use of Proceeds.....................          3
Description of Debt Securities We
  May Offer.........................          4
Plan of Distribution................         14
Validity of Debt Securities.........         14
Experts.............................         15
Where You Can Find More
  Information.......................         15

                                  $782,000,000

                                     [LOGO]

                              GENERAL MILLS, INC.

                          Medium-Term Notes, Series F

                            Due Nine Months or More
                               from Date of Issue

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                            WARBURG DILLON READ LLC

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